Amber Road Announces Changes to Management Team and Board of Directors

Nathan Pieri Appointed Chief Product Officer; Cho Ying Davy Ho Joins Board of Directors; President, Chief Operating Officer and Co-Founder John Preuninger to Step Down

The Company Announces Preliminary Second Quarter 2014 Financial Results to Exceed Prior Guidance Ranges

EAST RUTHERFORD, NJ (July 17, 2014) — Amber Road, Inc. (NYSE: AMBR), a leading provider of global trade management (GTM) solutions, today announced the appointment of Nathan Pieri as Chief Product Officer and the appointment of Cho Ying Davy Ho to its Board of Directors. John Preuninger will be stepping down from his positions as President and Chief Operating Officer and as a member of the Board of Directors, effective July 24, 2014, to pursue other personal and professional opportunities.
“We would like to thank John for his leadership and dedication in building the business,” said Barry M. V. Williams, Chairman of the Board of Directors of Amber Road. “John’s contributions were a significant component in successfully bringing Amber Road through the initial public offering earlier this year. On behalf of the entire Amber Road team, we wish John well in all his future endeavors.”
“I am confident about our current position and the significant growth potential for the business, and I feel now is the right time to step away from my day-to-day duties within the company,” said John Preuninger. “As I reflect back on the growth and development of the organization, I am very proud to have been a co-founder and the President of Amber Road, building the company’s current leadership position, while helping our customers more effectively manage the complexity of their global trade operations.”
Cho Ying Davy Ho, executive director of Swire Properties Limited, has joined Amber Road’s Board of Directors as an independent director. With China’s ascendance as the world’s largest trading economy, Mr. Ho’s experience in managing trade logistics within the region is intended to bolster Amber Road’s share of this growing market, following its September 2013 acquisition of EasyCargo (Shanghai) Co., Ltd., a SaaS company focused on China Trade Management.
Mr. Ho joined the Swire group in 1970 and has worked for the business development group in Hong Kong, Mainland China and Taiwan. Before assuming his current position as a Director of Swire Properties Limited, he had been a Director of Swire Pacific Limited from 1997, of Hong Kong Aircraft Engineering Company Limited from 1999 and of John Swire & Sons (HK) Limited from 1995. He was also Chairman of the Swire group’s Taiwan operations and of a number of Group companies with shipping and travel interests. Mr. Ho joined Swire Properties Limited in 2010 with responsibility for developing government and joint venture relationships.

“With significant leadership positions at various multi-national companies within the Swire group, Davy has vast expertise in shipping and logistics, particularly in the greater China region. I expect China will play a significant role in Amber Road’s long-term growth strategy, and we look forward benefitting from Davy’s experience,” said Williams.
Additionally, the company announced that it has appointed Nathan Pieri as Chief Product Officer. He will report directly to CEO Jim Preuninger and will be a member of the Amber Road senior management team. Mr. Pieri returns to Amber Road after two years as Senior Vice President of Portfolio Product Management & Software Delivery for Triple Point Technology. For a ten-year period, Nathan worked as Amber Road’s Senior Vice President, Marketing and Product Management and was responsible for product strategy and global marketing. Prior to his first appointment with Amber Road, he held senior marketing and product management roles at other enterprise software companies such as Celarix and Baan (Infor). Earlier in his career, Mr. Pieri was a strategy and supply chain management consultant at Coopers & Lybrand and held various operating roles at General Electric, where he started his career in the manufacturing management program.
“Nathan’s expertise in supply chain management and enterprise software development, along with his familiarity with Amber Road, are vital assets as he will lead the product development, global trade content and professional services teams worldwide,” said Jim Preuninger, CEO of Amber Road. “Nathan is a great complement to our existing senior management team who have unmatched experience across the development, delivery and service of global trade management solutions.”
Amber Road today also announced preliminary unaudited financial results for the quarter ended June 30, 2014.  The company currently expects to exceed the guidance ranges given on May 13, 2014. These financial results are preliminary in nature, are subject to the company completing its second quarter review process, and are subject to change.  The company expects to release its second quarter 2014 financial results after the market closes on August 7, 2014.

About Amber Road

Amber Road's (NYSE: AMBR) mission is to dramatically change the way companies conduct global trade. As a leading provider of cloud based global trade management (GTM) solutions, we automate import and export processes to enable goods to flow across international borders in the most efficient, compliant and profitable way. Our solution combines enterprise-class software, trade content sourced from government agencies and transportation providers in 139 countries, and a global supply chain network connecting our customers with their trading partners, including suppliers, freight forwarders, customs brokers and transportation carriers. We deliver our GTM solution using a Software-as-a-Service (SaaS) model and leverage a highly flexible technology framework to quickly and efficiently meet our customers' unique requirements around the world. For more information, please visit www.amberroad.com, email Solutions@AmberRoad.com or call 201-935-8588.
This press release includes forward-looking statements. Such forward-looking statements, including with respect to preliminary results for the quarter ended June 30, 2014, are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Applicable risks and uncertainties include those identified in our filings with the Securities and Exchange Commission (SEC), including, without limitation, our periodic and current SEC reports. The forward-looking statements contained in this press release reflect Amber Road's current views with respect to future events, and Amber Road does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Investor Relations Contact:
Staci Mortenson
ICR
203-682-8273
Staci.Mortenson@icrinc.com

Media Contact:
Jennifer Long
ICR
203-682-8289
Jennifer.Long@icrinc.com

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